Exhibit 99.1

Natural Health Trends Refutes False Claims

•	Company takes action to protect market integrity

•	Announces increase in previously announced stock repurchase program from $15 million to $70 million

LOS ANGELES – January 13, 2016 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and "quality of life" products under the NHT Global brand, announced today it strongly refutes false allegations made against it by U.S. and Chinese parties that appear to be working in concert with the goals of improperly influencing the market for the Company’s stock and damaging the Company’s reputation, brand value and business in China.

As referenced in a press release issued by Natural Health Trends on January 11, 2016, the Company became aware of an online posting alleging a government investigation of its business in China. On January 12, 2016, the Company was the focus of an additional online posting declaring its offices in Beijing had been “raided” and were under investigation. Natural Health Trends is prepared to aggressively defend itself and its business practices from these misleading, speculative allegations.

The Company believes that some Chinese accusers, working in tandem with parties making online posts, have been aggressively pressing the Beijing City government to conduct an investigation of Natural Health Trends. The Company’s staff attorney and branch manager participated in a meeting with the Beijing Chaoyang District SAIC and the Public Security Bureau at Natural Health Trends’ Beijing office on January 11, 2016. Two accusers were present, though they declined to exchange business cards with the Company’s employees. The outcome of this meeting, which has been grossly mischaracterized in an online posting as a government “raid,” was that the government authorities advised the Company and the accusers that there was insufficient evidence to warrant an investigation of Natural Health Trends. No office computers or other Company property has been removed from Natural Health Trends’ offices by Chinese governmental authorities. In a separate event, on January 13, 2016, several public security officials of various districts in the Guangzhou city visited the Company’s Guangzhou office as part of a routine examination. This is the office that is currently applying for a direct selling license.

“While we are highly disappointed by these false allegations that have sought to damage our brand, reputation and shareholder value, we are diligently working to defend our Company,” commented Chris Sharng, President of Natural Health Trends Corp. “In the event of an investigation, we would fully cooperate with the Chinese government. We have also had multiple discussions with U.S. market authorities regarding these matters and are working diligently to ensure the integrity of the market for our stock.”

In addition, the Company’s Board of Directors has authorized an increase in its previously announced stock repurchase program from $15 million to $70 million, $10 million of which has already been completed. The Company will seek to expeditiously pursue the repurchase program, consistent with applicable U.S. securities laws and prudent management of the Company’s resources. The repurchase program does not require the Company to acquire a specific number of shares and may be suspended from time to time or discontinued.

Chris Sharng concluded, “We are optimistic about our long-term prospects and believe our stock is a very attractive investment. This expansion of our repurchase program is indicative of Natural Health Trends’ ongoing commitment to enhancing shareholder value. We have been conducting business in China for many years and believe it is a fabulous market. Our mostly American-made products have the quality and brand cache to appeal to the fast growing rank of Chinese consumers.”

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 6, 2015 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
Addo Communications
Tel: 310-829-5400
investor.relations@nhtglobal.com